EXHIBIT 3.2

ARTICLES OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

SPACEHAB, INCORPORATED

SPACEHAB, Incorporated (the “Corporation”), a corporation organized and existing under the laws of the State of Washington, hereby certifies that:

1.             The name of the Corporation is SPACEHAB, Incorporated.

2.             This amendment effects a reverse stock split pursuant to which, at and as of the effective date of this amendment, every ten shares of common stock of the Corporation outstanding immediately prior to the time this amendment becomes effective shall be converted into and constitute one share of fully paid and nonassessable common stock of the Corporation, without further action of any kind.  In addition, the Corporation’s authorized but unissued shares of common stock shall simultaneously undergo a reduction.  The Corporation’s authorized shares of preferred stock will not be affected by the reverse stock split.  The reverse stock split will not change the par value of the Corporation’s common stock.

The Restated Articles of Incorporation (the “Articles”) are hereby amended by amending and restating the first sentence of Article Four to be and read in its entirety as follows:

FOURTH:  The total number of shares of capital stock that the Corporation shall have authority to issue is 77,500,000 shares, consisting of 75,000,000 shares of common stock, no par value per share (the “Common Stock”), and 2,500,000 shares of preferred stock, no par value per share (the “Preferred Stock”).

3.             This amendment to the Articles has been duly approved by the shareholders of the Corporation on November 20, 2007, in accordance with the provisions of the Washington Business Corporation Act, pursuant to RCW 23B.10.030 and RCW 23B.10.040.

4.             The manner in which this amendment to the Articles effects a change in the Corporation’s authorized capital stock is to decrease the number of shares of authorized common stock.

5.             The effective date and time of this amendment to the Articles shall be November 29, 2007 at 9:29 AM (Eastern Time).

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These Articles of Amendment are executed on behalf of the Corporation by its duly authorized officer.

Dated as of November 27, 2007

SPACEHAB, Incorporated

By:	/s/Brian K. Harrington
Brian K. Harrington
Senior Vice President, Chief Financial Officer, Secretary and Treasurer